Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

February 26, 2024

Sunoco LP

8111 Westchester Drive, Suite 400

Dallas, Texas 75225

Ladies and Gentlemen:

We have acted as counsel to Sunoco LP, a Delaware limited partnership (“Sunoco”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (as amended and together with all exhibits thereto, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to, among other things, the issuance of up to 53,200,000 common units (the “Sunoco Common Units”) representing limited partner interests in Sunoco having the rights and obligations specified with respect to “Common Units” in the First Amended and Restated Limited Partnership Agreement of Sunoco (as amended to date, the “Sunoco Limited Partnership Agreement”), of Sunoco pursuant to and in connection with the Merger (as defined below) contemplated by that certain Agreement and Plan of Merger , dated as of January 22, 2023 (the “Merger Agreement”), by and among the Sunoco, Saturn Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Sunoco (“Merger Sub”), NuStar Energy L.P., a Delaware limited partnership (“NuStar”), Riverwalk Logistics, L.P., a Delaware limited partnership (“NuStar GP”) and sole general partner of NuStar, NuStar GP, LLC, a Delaware limited liability company (“NuStar Managing GP”) and the sole general partner of the Partnership GP and Sunoco GP LLC, a Delaware limited liability company (“Sunoco GP”) and sole general partner of Sunoco, pursuant to which Merger Sub will be merged with and into NuStar (the “Merger”), with NuStar surviving the Merger as the surviving entity and a subsidiary of Sunoco.

In so acting, we have prepared or examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement; (ii) the Merger Agreement; (iii) Sunoco’s second amended and restated certificate of limited partnership; (iv) the Sunoco Limited Partnership Agreement (v) Sunoco GP’s certificate of formation, as amended to date; and (vi) the amended and restated limited liability company agreement of Sunoco GP, as amended to date. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Sunoco, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of Sunoco and upon the representations and warranties of Sunoco contained in the Merger Agreement.

Based on the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Sunoco Common Units, when issued in accordance with the Merger Agreement and when the Registration Statement has been declared effective under the Act by order of the Commission, will be validly issued and, under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), the recipients of the Sunoco Common Units will have no obligation to make further payments for the Sunoco Common Units or contributions to Sunoco solely by reason of their ownership of the Sunoco Common Units, and such recipients will have no personal liability for the obligations of Sunoco solely by reason of their ownership of Sunoco Common Units.

The opinions expressed herein are limited to the limited partnership laws of the State of Delaware, including the Delaware LP Act, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as Exhibit 5.1 to the Registration Statement and to any and all references to our firm under the heading “Legal Matters” in the proxy statement/prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP